Exhibit 99(a)
NEWS RELEASE
For Immediate Release
For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Martin M. Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
INTEGRA BANK CORPORATION REPORTS 11% INCREASE IN NET INCOME FROM SECOND QUARTER 2006 AND 24% FROM THIRD QUARTER 2005
•	Net Income up $0.8 million from Second Quarter—Net Interest Income and Non-Interest Income Higher, Earnings per Share Up $.04 or 11.0%

•	Expenses Down 3.4% from Second Quarter and 4.7% from Third Quarter of 2005, Resulting in Improvement of Efficiency Ratio to 59.8%

•	Commercial Growth Continues Resulting in Improved Asset Mix—Up $26.7 million or 10.8% Annualized from Second Quarter

•	Margin Stable at 3.41%
EVANSVILLE, INDIANA – October 23, 2006 – Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported 2006 third quarter net income of $8.2 million, an increase of $0.8 million or 11.0% over second quarter 2006 results. Earnings per diluted share for the current quarter were $0.46, compared to $0.42 for the second quarter. Third quarter 2006 results included increases in both net-interest income and non-interest income of $0.1 million and decreases to non-interest expense of $0.7 million and income tax expense of $0.1 million, which were partially offset by an increased provision for loan losses of $0.1 million.
Third quarter 2006 net income and diluted earnings per share were $1.6 million and $0.08, or 24.1% higher than the third quarter of 2005. Year to date diluted earnings per share were $1.26 for the nine months ended September 30, 2006, compared to $1.17 for the nine months ended September 30, 2005.
“We are very pleased with our third quarter results and our continued positive momentum,” stated Mike Vea, Chairman, President and CEO. “The quarter’s results positively reflect the impact of efforts to increase revenue and reduce our expense base, thereby improving our operating leverage by 4% from the second quarter. We are also pleased with our continued and consistent growth in commercial loans and our low level of charge-offs and non-performing loans.”
Returns on assets and equity were 1.19% and 14.06%, respectively, for the third quarter of 2006, compared to 1.09% and 13.24% for the second quarter of 2006 and 0.96% and 11.95% for the third quarter of 2005.
Double Digit Commercial Loan Growth Continues
Average commercial loans for the third quarter of 2006 grew $26.7 million or 10.8% on an annualized basis from the second quarter of 2006 and $122.6 million or 13.8% from the third quarter of 2005. The commercial growth has been consistent throughout the past year and continues to come mainly from commercial real estate loans. The average balance of these loans, increased $33.4 million, or 23.4% on an annualized basis, from the second quarter of 2006 and $110.6 million, or 22.6% from the third quarter of 2005.
“Our commercial loan growth, coupled with a declining investment in lower yielding securities and to a lesser extent, residential mortgage loans, has helped us achieve our goal of improving our earning asset mix and overall yields,” stated Vea. “The new commercial team that we added during the second quarter of 2006 in the Cincinnati, Ohio area made very good progress during the third quarter and established a solid pipeline of new customer loan and deposit relationships.”
Average consumer loans for the quarter increased $2.0 million, or 1.9% on an annualized basis, from second quarter levels. Residential mortgage loans declined $5.1 million or 5.6% on an annualized basis, and securities decreased $18.5 million or 11.1% annualized.
Net Interest Margin and Net Interest Income Consistent with Second Quarter Results and Up from Third Quarter of 2005
The net interest margin was 3.41% for the third quarter of 2006, compared to 3.42% for the second quarter of 2006, while net interest income increased $0.1 million.
The stable net interest margin and level of net interest income were driven primarily by increases in higher yielding commercial loan average balances, which increased by $26.7 million, offset by declines in non-interest bearing, interest checking and savings account average balances, which declined by $30.8 million. Yields on earning assets increased 20 basis points from the second quarter, while interest costs on interest bearing liabilities increased by 23 basis points.
The third quarter 2006 net interest margin of 3.41% compared to 3.34% for the third quarter of 2005. Net interest income increased $0.5 million or 2.4% from the year ago quarter.
Non-Interest Income In Line with Second Quarter Results and Up 16% from Third Quarter of 2005
Third quarter non-interest income was $9.2 million, which represented an increase of $0.1 million from the second quarter of 2006. The increase was driven primarily by the settlement of a bank owned life insurance claim of $0.4 million, partially offset by lower income in other areas, with no individual decrease exceeding $0.1 million.
Non-interest income for the current quarter increased $1.3 million from the year-ago quarter due primarily to an 18.8% increase in service charges on deposit accounts totaling $0.8 million, coupled with increases in debit card interchange, trust and bank owned life insurance income and a reduction in securities losses of $0.4 million. These increases were partially offset by lower income in other areas including annuity sales. The third quarter of 2005 also included a settlement of a bank owned life insurance claim totaling $0.3 million.
Non-Interest Expense and Efficiency Ratio Lowest Since Second Quarter of 2001
Third quarter 2006 non-interest expense was $18.6 million, a $0.7 million or 3.5% decrease over the second quarter of 2006.
Third quarter 2006 results reflect decreases from the second quarter of 2006 in several areas, including processing expense, professional fees, advertising and stock based compensation, slightly offset by higher expenses in certain areas, with no individual increase exceeding $0.1 million. Personnel expense, the Company’s largest component of non-interest expense, was flat compared to the second quarter.
Non-interest expense for the third quarter declined $0.9 million from the year-ago quarter due primarily to lower personnel, processing and professional fee expenses.
“The results of our expense reduction initiatives clearly came through this quarter and dropped to the bottom line, resulting in our lowest level of non-interest expense and lowest efficiency ratio since the second quarter of 2001,” stated Mike Vea, Chairman, President and CEO. “While we are pleased with our progress, our goal continues to be to improve our operating leverage and overall efficiency by growing revenue more quickly than expenses. We continue to reallocate our resources to those parts of our business yielding the highest returns.”

Credit Quality
The provision for loan losses was $1.0 million for the quarter ended September 30, 2006 versus net charge-offs of $0.6 million. This resulted in a net charge-off ratio of 0.13% and total net charge-offs for the year of $5.2 million. The low level of charge-offs this quarter reduced the year to date net charge-off ratio to 0.39%, and includes a net charge-off of $1.7 million taken in the second quarter of 2006 for one non-performing loan.
The ratio of non-performing loans to total loans, at September 30, 2006, was 0.44% compared to 0.43% at June 30, 2006.
The allowance for loan losses at September 30, 2006 was 271% of non-performing and 1.19% of total loans, compared to 276% and 1.17% respectively at June 30, 2006.
Income Taxes
The effective tax rate for the nine months ended September 30, 2006 was 23.2%, which is slightly below what the Company expects its effective rate to be for all of 2006. The effective rate for the third quarter of 2006 was 21.7% and included $0.2 million of positive adjustments to deferred income taxes made in conjunction with amending prior year returns. This compares to an effective rate of 20.5% for the nine months ended September 30, 2005, and 22.4% for all of 2005.
Dividend
On September 20, 2006, Integra announced a $0.17 per share quarterly cash dividend, payable to shareholders of record at the close of business on October 2, 2006 and paid on October 6, 2006.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook, on, Tuesday, October 24, 2006, at 10:00 a.m. CDT. The telephone number for the conference call is (877) 363-0523. The conference call also will be available by webcast within the Investor Relations section of the company’s web site, http://www.integrabank.com.
About Integra
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at September 30, 2006, Integra operates 74 banking centers and has 127 Integra ATMs available for its customers at locations in Indiana, Kentucky, Illinois and Ohio. Integra was ranked in the top 40 of Indiana’s largest publicly held companies in Indiana Business Magazine in 2006. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long-term deposits. Integra’s Corporate Governance Quotient (CGQ) rating as of October 1, 2006, has it outperforming 95.4% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at the Company’s web site, http://www.integrabank.com.
Definitive Agreement to Acquire Prairie Financial Corporation
On October 5, 2006, Integra announced that it had entered into a definitive agreement to acquire Prairie Financial Corporation of Bridgeview, Illinois (“Prairie”). Prairie is a privately held, 15-year-old community bank with five offices in the Chicago Metropolitan Statistical Area. Under the terms of the merger agreement, which has been unanimously approved by both companies’ boards of directors, each share of Prairie stock will be converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash. The merger consideration is subject to reduction if Prairie does not make a Section 338(h) election for tax purposes. Based upon Integra’s closing price on October 4, 2006 of $26.18 per share, the merger consideration is equivalent to $220.09 per share of Prairie common stock or $117.2 million in total.

The transaction is expected to close in the first quarter of 2007, pending Prairie stockholder approval, regulatory approvals and other customary closing conditions and is expected to be accretive to Integra’s earnings in 2007. Based upon financial data for Integra and Prairie as of September 30, 2006, the combined company will have approximately $3.3 billion in total assets, $2.5 billion in deposits and $2.2 billion in loans. It is expected that Integra’s market capitalization after closing will exceed $500 million.
Additional Information and Where to Find It
Integra intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and Prairie expects to mail a proxy statement/prospectus to its stockholders, containing information about the transaction. Investors and stockholders are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Integra, Prairie and the proposed merger. In addition to the registration statement to be filed by Integra and the proxy statement/prospectus to be mailed to the stockholders of Prairie, Integra files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Integra may also be obtained free of charge from Integra by requesting them in writing at 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47708-0868, or by telephone at (812) 464-9677 or on Integra’s website at www.integrabank.com.
Participants in the Solicitation
Integra, Prairie and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Prairie with respect to the transactions contemplated by the proposed merger. Information regarding Integra’s officers and directors is included in Integra’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 17, 2006. A description of the interests of the directors and executive officers of Integra and Prairie in the merger will be set forth in the proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include risks relating to changes in interest rates; risks of default on and concentration of loans within our portfolio; the possible insufficiency of our allowance for loan losses, regional economic conditions; competition; governmental regulation and supervision; failure or circumvention of our internal controls; reliance on Integra Bank to fund dividends to our shareholders; disruption of business or dilution of shareholder value as a result of mergers or acquisitions; our ability to retain key personnel; failure or disruption of our information systems; technological change; and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Summary Operating Results Data
Here is a summary of the Company’s third quarter 2006 operating results:
Diluted net income per share of $0.46 for third quarter 2006
•	Compared with $0.42 for second quarter 2006

•	Compared with $0.38 for third quarter 2005
Return on assets of 1.19% for third quarter 2006
•	Compared with 1.09% for second quarter 2006

•	Compared with 0.96% for third quarter 2005
Return on equity of 14.06% for third quarter 2006
•	Compared with 13.24% for second quarter 2006

•	Compared with 11.95% for third quarter 2005
Net interest margin of 3.41% for third quarter 2006
•	Compared with 3.42% for second quarter 2006

•	Compared with 3.34% for third quarter 2005
Allowance for loan losses of $21.4 million or 1.19% of loans at September 30, 2006
•	Compared with $21.0 million or 1.17% at June 30, 2006

•	Compared with $24.6 million or 1.43% at September 30, 2005

•	Equaled 271.0% of non-performing loans at September 30, 2006, compared with 275.8% at June 30, 2006 and 97.8% at September 30, 2005
Non-performing loans of $7.9 million or 0.44% of loans at September 30, 2006
•	Compared with $7.6 million or 0.43% of loans at June 30, 2006

•	Compared with $25.2 million or 1.47% at September 30, 2005
Annualized net charge-off rate of 0.13% for third quarter 2006
•	Compared with 0.69% for second quarter 2006

•	Compared with 0.28% for third quarter 2005

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,	September 30,
ASSETS	2006	2005	2005

Cash and due from banks	$65,402	$62,643	$74,029
Federal funds sold and other short-term investments	2,455	112	1,450
Loans held for sale (at lower of cost or market value)	1,399	522	2,131
Securities available for sale	636,437	681,030	729,865
Regulatory stock	26,620	33,102	33,064
Loans:
Commercial loans	1,013,833	951,518	906,435
Consumer loans	424,468	427,479	426,951
Mortgage loans	360,714	371,195	382,853
Less: Allowance for loan losses	(21,403)	(24,392)	(24,613)

Net loans	1,777,612	1,725,800	1,691,626
Premises and equipment	47,310	50,106	51,049
Goodwill	44,491	44,491	44,491
Other intangible assets	7,065	7,765	7,998
Other assets	102,515	102,571	109,155

TOTAL ASSETS	$2,711,306	$2,708,142	$2,744,858

LIABILITIES
Deposits:
Non-interest-bearing demand	$250,303	$263,095	$256,467
Savings & interest checking	490,630	514,627	503,883
Money market	290,138	246,256	230,898
Certificates of deposit and other time deposits	960,794	784,525	832,643

Total deposits	1,991,865	1,808,503	1,823,891
Short-term borrowings	315,709	399,588	416,713
Long-term borrowings	142,160	256,862	257,721
Other liabilities	22,864	23,091	27,375

TOTAL LIABILITIES	2,472,598	2,488,044	2,525,700

SHAREHOLDERS’ EQUITY
Preferred stock — 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value — 29,000 shares authorized	17,704	17,465	17,461
Additional paid-in capital	132,714	127,980	127,740
Retained earnings	93,980	80,622	76,560
Accumulated other comprehensive income (loss)	(5,690)	(5,969)	(2,603)

TOTAL SHAREHOLDERS’ EQUITY	238,708	220,098	219,158

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,711,306	$2,708,142	$2,744,858

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005

INTEREST INCOME
Interest and fees on loans and leases	$32,836	$31,077	$28,731	$28,119	$26,608
Interest and dividends on securities	7,817	7,861	7,738	7,970	8,311
Dividends on regulatory stock	298	447	406	385	398
Interest on loans held for sale	44	34	31	36	78
Interest on federal funds sold and other investments	40	23	208	56	22

Total interest income	41,035	39,442	37,114	36,566	35,417

INTEREST EXPENSE
Interest on deposits	14,901	13,329	11,053	10,014	8,889
Interest on short-term borrowings	3,176	3,283	3,265	3,431	3,575
Interest on long-term borrowings	2,141	2,087	2,678	2,685	2,625

Total interest expense	20,218	18,699	16,996	16,130	15,089

NET INTEREST INCOME	20,817	20,743	20,118	20,436	20,328
Provision for loan losses	950	859	394	515	558

Net interest income after provision for loan losses	19,867	19,884	19,724	19,921	19,770

NON-INTEREST INCOME

Service charges on deposit accounts	4,946	5,036	4,055	4,226	4,162
Trust income	576	558	632	509	475
Other service charges and fees	1,785	1,866	1,912	1,642	1,766
Securities gains (losses)	(13)	1	—	(4)	(455)
Gain (Loss) on sale of other assets	(39)	35	91	61	266
Other	1,951	1,621	1,371	1,844	1,731

Total non-interest income	9,206	9,117	8,061	8,278	7,945

NON-INTEREST EXPENSE

Salaries	7,225	7,189	7,256	7,174	7,389
Commissions and incentives	1,053	918	933	608	968
Other benefits	1,725	1,853	2,274	1,457	1,749
Occupancy	1,905	1,997	1,942	1,888	1,936
Equipment	898	856	845	821	917
Low income housing expense	555	629	628	552	544
Other	5,238	5,818	5,280	6,229	6,021

Total non-interest expense	18,599	19,260	19,158	18,729	19,524

Income before income taxes	10,474	9,741	8,627	9,470	8,191
Income taxes expense	2,274	2,351	2,070	2,616	1,585

NET INCOME	$8,200	$7,390	$6,557	$6,854	$6,606

Earnings per share:
Basic	$0.47	$0.42	$0.38	$0.39	$0.38
Diluted	0.46	0.42	0.37	0.39	0.38

Weighted average shares outstanding:
Basic	17,589	17,466	17,434	17,418	17,400
Diluted	17,752	17,562	17,521	17,480	17,504

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans and leases	$32,836	$26,608	$92,644	$76,107
Interest and dividends on securities	7,817	8,311	23,416	25,976
Dividends on regulatory stock	298	398	1,151	1,143
Interest on loans held for sale	44	78	109	319
Interest on federal funds sold and other investments	40	22	271	68

Total interest income	41,035	35,417	117,591	103,613

INTEREST EXPENSE
Interest on deposits	14,901	8,889	39,283	25,010
Interest on short-term borrowings	3,176	3,575	9,724	6,999
Interest on long-term borrowings	2,141	2,625	6,906	9,419

Total interest expense	20,218	15,089	55,913	41,428

NET INTEREST INCOME	20,817	20,328	61,678	62,185
Provision for loan losses	950	558	2,203	5,249

Net interest income after provision for loan losses	19,867	19,770	59,475	56,936

NON-INTEREST INCOME

Service charges on deposit accounts	4,946	4,162	14,037	11,129
Trust income	576	475	1,766	1,470
Other service charges and fees	1,785	1,766	5,563	5,500
Securities gains (losses)	(13)	(455)	(12)	(1,528)
Gain on sale of other assets	(39)	266	87	6,725
Other	1,951	1,731	4,943	4,304

Total non-interest income	9,206	7,945	26,384	27,600

NON-INTEREST EXPENSE

Salaries	7,225	7,389	21,670	22,367
Commissions and incentives	1,053	968	2,904	3,152
Other benefits	1,725	1,749	5,852	5,112
Occupancy	1,905	1,936	5,844	5,718
Equipment	898	917	2,599	2,763
Low income housing expenses	555	544	1,812	1,658
Other	5,238	6,021	16,336	18,058

Total non-interest expense	18,599	19,524	57,017	58,828

Income before income taxes	10,474	8,191	28,842	25,708
Income taxes expense	2,274	1,585	6,695	5,263

NET INCOME	$8,200	$6,606	$22,147	$20,445

Earnings per share:
Basic	$0.47	$0.38	$1.27	$1.18
Diluted	0.46	0.38	1.26	1.17

Weighted average shares outstanding:
Basic	17,589	17,400	17,496	17,369
Diluted	17,752	17,504	17,644	17,460

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
EARNINGS DATA
Net Interest Income (tax-equivalent)	$21,490	$21,413	$20,782	$21,121	$20,886
Net Income	8,200	7,390	6,557	6,854	6,606
Basic Earnings Per Share	0.47	0.42	0.38	0.39	0.38
Diluted Earnings Per Share	0.46	0.42	0.37	0.39	0.38
Dividends Declared	0.17	0.17	0.16	0.16	0.16
Book Value	13.48	12.74	12.73	12.60	12.55
Tangible Book Value	10.57	9.79	9.76	9.61	9.55

PERFORMANCE RATIOS
Return on Assets	1.19%	1.09%	0.98%	1.00%	0.96%
Return on Equity	14.06	13.24	11.96	12.38	11.95
Net Interest Margin (tax-equivalent)	3.41	3.42	3.34	3.39	3.34
Tier 1 Capital to Risk Assets	11.23	10.49	10.73	11.21	11.08
Capital to Risk Assets	12.95	12.20	12.60	13.15	13.04
Tangible Equity to Tangible Assets	7.04	6.38	6.45	6.32	6.19
Efficiency Ratio	59.81	62.32	65.61	62.90	65.84

AT PERIOD END
Assets	$2,711,306	$2,743,508	$2,699,206	$2,708,142	$2,744,858
Interest-Earning Assets	2,465,926	2,479,520	2,451,997	2,464,958	2,482,749
Commercial Loans	1,013,833	1,001,252	956,413	951,518	906,435
Consumer Loans	424,468	426,202	421,575	427,479	426,951
Mortgage Loans	360,714	365,321	368,499	371,195	382,853
Total Loans	1,799,015	1,792,775	1,746,487	1,750,192	1,716,239
Deposits	1,991,865	2,045,351	1,955,927	1,808,503	1,823,891
Valuable Core Deposits (1)	1,031,071	1,081,825	1,050,580	1,023,978	991,248
Interest-Bearing Liabilities	2,199,431	2,235,107	2,190,294	2,201,858	2,241,858
Shareholders’ Equity	238,708	223,473	222,689	220,098	219,158
Unrealized Gains (Losses) on Market Securities (FASB 115)	(5,747)	(11,917)	(7,680)	(5,969)	(2,603)

AVERAGE BALANCES
Assets	$2,724,641	$2,725,810	$2,718,293	$2,726,591	$2,739,496
Interest-Earning Assets (2)	2,487,752	2,485,345	2,480,070	2,470,223	2,480,112
Commercial Loans	1,010,665	983,921	957,459	918,968	888,017
Consumer Loans	425,651	423,646	423,194	427,857	421,003
Mortgage Loans	361,837	366,965	369,912	376,782	386,418
Total Loans	1,798,153	1,774,532	1,750,565	1,723,607	1,695,438
Deposits	2,025,797	2,011,242	1,877,908	1,851,145	1,822,666
Valuable Core Deposits (1)	1,036,043	1,047,196	1,021,591	1,015,342	1,008,104
Interest-Bearing Liabilities	2,219,894	2,216,384	2,218,339	2,222,681	2,248,754
Shareholders’ Equity	231,330	223,905	222,354	219,574	219,393
Basic Shares	17,589	17,466	17,434	17,418	17,400
Diluted Shares	17,752	17,562	17,521	17,480	17,504

(1)	Defined as money market, demand deposit and savings accounts

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans (3)	$7,844	$7,511	$21,997	$25,013	$24,895
Loans 90+ Days Past Due	54	120	159	40	269

Non-Performing Loans (3)	7,898	7,631	22,156	25,053	25,164
Other Real Estate Owned	779	719	458	440	422

Non-Performing Assets	$8,677	$8,350	$22,614	$25,493	$25,586

Allowance for Loan Losses:
Beginning Balance	$21,043	$23,234	$24,392	$24,613	$25,247
Provision for Loan Losses	950	859	394	515	558
Recoveries	343	629	374	379	440
Loans Charged Off	(933)	(3,679)	(1,926)	(1,115)	(1,632)

Ending Balance	$21,403	$21,043	$23,234	$24,392	$24,613

Ratios:
Allowance for Loan Losses to Loans	1.19%	1.17%	1.33%	1.39%	1.43%
Allowance for Loan Losses to Average Loans	1.19	1.19	1.33	1.42	1.45
Allowance to Non-performing Loans (3)	270.99	275.76	104.87	97.36	97.81
Non-performing Loans to Loans (3)	0.44	0.43	1.27	1.43	1.47
Non-performing Assets to Loans and Other Real Estate Owned (3)	0.48	0.47	1.29	1.46	1.49
Net Charge-Off Ratio	0.13	0.69	0.36	0.17	0.28

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	7.21%	6.98%	6.60%	6.45%	6.21%
Securities	5.13	5.02	4.94	4.87	4.74
Regulatory Stock	4.40	5.71	4.90	4.66	4.82
Other Earning Assets	6.58	4.86	4.59	5.02	5.07

Total Earning Assets	6.63	6.43	6.11	5.97	5.74

Cost of Funds
Interest Bearing Deposits	3.34	3.06	2.75	2.49	2.24
Other Interest Bearing Liabilities	4.66	4.54	4.02	3.81	3.61
Total Interest Bearing Liabilities	3.60	3.37	3.10	2.87	2.65

Total Interest Expense to Earning Assets	3.22	3.01	2.77	2.58	2.40

Net Interest Margin	3.41%	3.42%	3.34%	3.39%	3.34%

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.